Exhibit 10.1

AMENDMENT TO
CELLDEX THERAPEUTICS, INC.
2008 STOCK OPTION AND INCENTIVE PLAN
as amended and restated effective as of February 24, 2010

Dated: April 17, 2012

This Agreement amends the Celldex Therapeutics, Inc. 2008 Stock Option and Incentive Plan, as previously amended and restated effective as of February 24, 2010 (the “Plan”). All capitalized terms not defined herein shall have the meanings set forth in the Plan.

R E C I T A L S

WHEREAS, Section 18 of the Plan reserves to the Board of Directors (“Board”) of Celldex Therapeutics, Inc. (the “Company”) the right to amend the Plan from time to time; and

WHEREAS, the Board desires to further amend the Plan in the manner hereinafter provided subject to approval by the Company’s stockholders.

NOW THEREFORE, the Plan is hereby amended as follows:

1.    Amendments.

1.1.  Section 3(a) of the Plan is amended and restated in its entirety as follows:

“(a)    Stock Issuable.    The maximum number of shares of Stock reserved and available for issuance under the Plan shall be 7,400,000 shares, subject to adjustment as provided in Section 3(b); provided that not more than 375,000 shares shall be issued in the form of Unrestricted Stock Awards, Restricted Stock Awards, Deferred Stock Awards or Performance Share Awards. For purposes of this limitation, the shares of Stock underlying the Awards granted under the Plan that are forfeited, canceled or otherwise terminated (other than by exercise) shall be added back to the shares of Stock available for issuance under the Plan. Subject to such overall limitations, shares of Stock may be issued up to such maximum number pursuant to any type or types of Award; provided, however, that Stock Options or Stock Appreciation Rights with respect to no more than 333,333 shares of Stock may be granted to any one individual grantee during any one calendar year period. The shares available for issuance under the Plan may be authorized but unissued shares of Stock or shares of Stock reacquired by the Company.”

1.2.  Section 18 of the Plan is amended and restated in its entirety as follows:

“SECTION 18.  AMENDMENTS AND TERMINATION

The Board may, at any time, amend or discontinue the Plan and the Administrator may, at any time, amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall (a) adversely affect rights under any outstanding Award without the holder’s consent or (b) except as provided in Section 3(b) or 3(c), without the prior approval of the Company’s stockholders, (1) reduce the exercise price of or otherwise reprice, including through replacement grants, any outstanding Stock Option or Stock Appreciation Right or (2) cancel in exchange for, or otherwise exchange for, cash or other securities any outstanding Stock Option or Stock Appreciation Right with an exercise price at or above the then-current Fair Market Value of the Stock. To the extent required under the rules of any securities exchange or market system on which the Stock is listed, to the extent determined by the Administrator to be required by the Code to ensure that Incentive Stock Options granted under the Plan are qualified under Section 422 of the Code or to ensure that compensation earned under Awards qualifies as performance-based compensation under Section 162(m) of the Code, Plan amendments shall be subject to approval by the Company stockholders entitled to vote at a meeting of stockholders. Nothing in this Section 18 shall limit the Administrator’s authority to take any action permitted pursuant to Section 3(c).”

1.    No Other Changes.    Except as set forth herein, the Plan shall remain in full force and effect without modification

IN WITNESS WHEREOF, the undersigned, a duly authorized officer of the Company, has executed this Amendment as of the date first above written as evidence of its adoption by the Company.

CELLDEX THERAPEUTICS, INC.

By:	/s/ AVERY W. CATLIN
Name: Avery W. Catlin
Title: SVP and CFO